GENERAL SECURITY AGREEMENT

TO:	Laurus Master Fund, Ltd. c/o Laurus Capital Management, L.L.C. 825 Third Avenue, 14th Floor New York, NY 10022 (hereinafter the “Lender”)

GRANTED BY:	Thomas Equipment 2004 Inc. 29 Hawkins Road Centreville, New Brunswick E7K 3G4 (hereinafter the “Debtor”)

SECTION 1 – GRANT OF SECURITY INTEREST

1.1	Security Interest

As a general and continuing security for the payment and performance of any and all indebtedness, obligations and liabilities, present or future, direct or indirect, absolute or contingent, matured or not, at any time owing by the Debtor to the Lender or remaining unpaid by the Debtor to the Lender wheresoever and howsoever incurred and howsoever evidenced, whether arising from dealings between the Lender and the Debtor or from other dealings or proceedings by which the Debtor may be or become in any manner indebted, obligated or liable to the Lender including, without limitation, under the Guarantee Agreement (as such term is hereinafter defined) and wherever incurred and in any currency and whether incurred by the Debtor alone or with another or others and whether as principal, guarantor or surety, and all interest, commissions, cost of realization, legal and other costs, charges and expenses (all of the foregoing being herein collectively called the “Obligations”) the Debtor, IN CONSIDERATION OF THE OBLIGATIONS and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, assigns and transfers to the Lender, and grants to the Lender a continuing security interest in, all of the Debtor’s right, title and interest in and to all the property, assets and undertaking of the Debtor of whatsoever nature and kind, whether now owned or hereafter-acquired by or on behalf of the Debtor, wherever located (the “Collateral”) including, without limitation:

(a)	Accounts Receivable

All debts, book debts, accounts, claims, demands, moneys and choses in action whatsoever including, without limitation, claims against the Crown and claims under insurance policies, which are now owned by or are due, owing or accruing due to the Debtor or which may hereafter be owned by or become due, owing or accruing due to the Debtor together with all contracts, securities, bills, notes, lien notes, judgments, chattel mortgages, mortgages and all other rights, benefits and documents now or hereafter taken, vested in or held by the Debtor in respect of or as security for the same and the full benefit and advantage thereof, and all rights of action or claims which the Debtor now has or may at any time hereafter have against any person or persons, firm or corporation in respect thereof (all of the foregoing being herein collectively called the “Accounts Receivable”);

(b)	Inventory

All inventory of whatever kind now or hereafter owned by the Debtor or in which the Debtor now or hereinafter has an interest or right of any kind, and all accessions thereto and products thereof, including, without limitation, all goods, merchandise, raw materials, goods in process, finished goods, packaging and packing material and other tangible personal property now or hereafter held for sale, lease, rental or resale or that are to be furnished or have been furnished under a contract of service or that are to be used or consumed in the business of the Debtor (all of the foregoing being herein collectively called the “Inventory”);

(c)	Equipment

All goods now or hereafter owned by the Debtor which are not inventory or consumer goods as defined in the PPSA (as hereinafter defined) including, without limitation, all fixtures, equipment, machinery, tools, furniture, vehicles and other tangible personal property (all of the foregoing being herein collectively called the “Equipment”);

(d)	Chattel Paper, Instruments, Securities, etc.

All chattel paper, instruments, warehouse receipts, bills of lading and other documents of title, whether negotiable or non-negotiable, shares, stock, warrants, bonds, debentures, debenture stock or other securities, now or hereafter owned by the Debtor;

(e)	Intangibles

All intangibles now or hereafter owned by the Debtor including, without limitation, all contractual rights, goodwill, patents, trade marks, trade names, copyrights, industrial designs and other industrial or intellectual property or rights therein;

(f)	Books and Accounts, etc.

With respect to the personal property described in Paragraphs (a) to (e) inclusive, all books, accounts, invoices, deeds, documents, writings, letters, papers, security certificates and other records in any form evidencing or relating thereto and all contracts, securities, instruments and other rights and benefits in respect thereof;

(g)	Other Property

The uncalled capital, money, rights, bills of exchange, negotiable and non-negotiable instruments, judgments and securities not otherwise described in Paragraphs (a) to (f) inclusive;

(h)	Replacements, etc.

With respect to the personal property described in Paragraphs (a) to (g) inclusive, all substitutions and replacements thereof, increases, additions and accessions thereto and any interest of the Debtor therein; and

(i)	Proceeds

With respect to the personal property described in Paragraphs (a) to (h) inclusive, personal property in any form or fixtures derived directly or indirectly from any dealing with such property or that indemnifies or compensates for such property destroyed or damaged and proceeds of proceeds whether of the same type, class or kind as the original proceeds.

1.2	Definitions and Interpretation

In this Security Agreement:

(a)	Terms used herein and defined in the Personal Property Security Act (New Brunswick) or similar legislation of any other jurisdiction (collectively the “PPSA”) shall have the same meanings as in the PPSA unless the context otherwise requires;

(b)	Capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Loan Agreement;

(c)	The phrase “Agreement” or “Security Agreement” (other than as referenced in the definition of “Loan Agreement” in Paragraph (e) below) means this General Security Agreement as it may be amended, revised, restated or replaced from time to time and unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Debtor Agreements, the Loan Agreement or any of the other Ancillary Agreements, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation;

(d)	Any reference to “Collateral” shall, unless the context otherwise requires, refer to “Collateral or any part thereof”;

(e)	The grant of the “security interest” herein provided for shall include, without limitation, a fixed mortgage, hypothecation, pledge, charge and assignment of the Collateral in favour of the Lender;

(f)	“Loan Agreement” shall mean that certain Security and Purchase Agreement, dated as of November ______, 2004, by and among, inter alia, Thomas Ventures, Inc. and Thomas Equipment, Inc., as borrower, and Laurus Master Fund, Ltd., as lender, as same may be amended, restated, replaced, revised, supplemented or otherwise modified from time to time;

(g)	“Guarantee Agreement” shall mean that certain Guarantee dated as of on or about the date hereof by the Debtor in favour of the Lender, as same may be amended, restated, replaced, revised, supplemented or otherwise modified from time to time;

(h)	“Debtor Agreements” shall mean, collectively, this Security Agreement, the Guarantee Agreement, and any other Ancillary Agreements to which the Debtor is or becomes a party;

(i)	“Lien” shall mean, collectively, any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the PPSA or comparable law of any jurisdiction;

(j)	“Permitted Liens” shall mean, collectively, (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the the Debtor or any Subsidiary thereof in conformity with GAAP; (c) Liens in favour of the Lender; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Debtor or any Subsidiary thereof in conformity with GAAP provided, that, the Lien shall have no effect on the priority of Liens in favour of the Lender or the value of the assets in which the Lender has a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted in this Agreement and (f) Liens specified on Schedule 1.2(j) hereto;

(k)	“Purchase Money Indebtedness” shall mean (a) any indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, including indebtedness under capitalized leases, (b) any indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time);

(l)	“Purchase Money Lien” shall mean any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

1.3	Leases

The last day of the term of any lease, oral or written, or any agreement therefor, now held or hereafter acquired by the Debtor, shall be excepted from the security interest hereby granted and shall not form part of the Collateral, but the Debtor shall stand possessed of such one day remaining, upon trust to assign and dispose of the same as the Lender or any assignee of such lease or agreement shall direct.  If any such lease or agreement therefor contains a provision which provides in effect that such lease or agreement may not be assigned, sub-leased, charged or encumbered without the leave, license, consent or approval of the lessor, the application of the security interest created hereby to any such lease or agreement shall be conditional upon such leave, license, consent or approval having been obtained.

1.4	Debtor Remains Liable

Notwithstanding anything herein to the contrary:

(a)	the Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed;

(b)	the exercise by the Lender of any of the rights or remedies hereunder shall not release the Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral; and

(c)	the Lender shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall the Lender be obligated to perform any of the obligations or duties of the Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 2 – REPRESENTATIONS AND WARRANTIES

The Debtor does hereby represent and warrant to and in favour of the Lender as follows:

2.1	Incorporation

The Debtor is validly incorporated and organized, is up to date in filing its corporate returns (including annual returns and financial statements) and is a subsisting corporation in good standing under the laws of its jurisdiction of incorporation and the Debtor has all necessary power and authority to own its property and assets, to carry on its business as at present carried on by it or as contemplated hereunder to be carried on by it and holds all necessary licenses, permits and consents as are required so to own its property and assets and so to carry on business in each jurisdiction in which it does so without any violation of law or the rights of others, except for those jurisdictions in which the failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Schedule 2.1 sets forth the Debtor’s and each of its Subsidiary’s name as it appears in the official filing in the jurisdiction of its incorporation, the type of entity of the Debtor and each of its Subsidiaries, the organizational identification number issued by the Debtor’s and each of its Subsidiary’s jurisdiction of incorporation or a statement that no such number has been issued, the Debtor’s and each of its Subsidiaries’ jurisdiction of incorporation, and the location of the Debtor’s and each of its Subsidiaries’ registered head office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Schedule 2.1, such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth in Schedule 2.1, neither the Debtor nor any of its Subsidiaries has been known as or conducted business in any other name (including trade names). Each of the Debtor and each of its Subsidiaries has only one jurisdiction of incorporation.

2.2	Corporate Power

The Debtor has the power, capacity, full legal right and the corporate authority to enter into this Security Agreement and the other Debtor Agreements, to grant the security interest contained herein and to do all acts and things as are required or contemplated hereunder or under any of the other Debtor Agreements to be done, observed and performed by it.

2.3	Subsidiaries

Each direct and indirect Subsidiary of the Debtor, the direct owner of such Subsidiary and its percentage of ownership thereof, is set forth on Schedule 2.3.

2.4	Capitalization; Voting Rights

(a)	The authorized share capital of the Debtor, as of the date hereof, consists of an unlimited number of Common Stock and 1,000 shares of preferred stock, 12,945,000 shares of Common Stock which are issued and outstanding, and 1,000,000 shares of preferred stock which are issued and outstanding;

(b)	Except as disclosed, other than the shares reserved for issuance under Debtor’s stock option plans, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders’ agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Debtor of any of its securities;

(c)	All issued and outstanding shares of the Debtor’s Common Stock: (i) have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) were issued in compliance with all applicable provincial and federal laws;

(d)	The rights, preferences, privileges and restrictions of the shares of the Common Stock are as stated in the Debtor’s Certificate and Articles of Incorporation, as amended from time to time (collectively, the “Charter”) and such shares of the Debtor’s Common Stock will be free of any liens or encumbrances other than those in favour of the Lender.

2.5	Enforceability

Each of the Debtor Agreements constitutes a valid and legally binding obligation of the Debtor enforceable against the Debtor in accordance with its terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights; and

(b)	general principles of equity that restrict the availability of equitable or legal remedies.

2.6	Liabilities

The Debtor has no contingent liabilities, except current liabilities incurred in the ordinary course of business.

2.7	Agreements; Action

Except as set forth on Schedule 2.7:

(a)  There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Debtor or any of its Subsidiaries is a party or to its knowledge by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, the Debtor or any of its Subsidiaries in excess of $65,000 (other than obligations of, or payments to, the Debtor or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Debtor or any of its Subsidiaries (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution of the Debtor’s or any of its Subsidiaries’ products or services; or (iv) indemnification by the Debtor or any of its Subsidiaries with respect to infringements of proprietary rights;

(b)  Since October 1, 2004, neither the Debtor nor any of its Subsidiaries has: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or any other liabilities (other than ordinary course obligations) individually in excess of $65,000 or, in the case of indebtedness and/or liabilities individually less than $65,000, in excess of $125,000 in the aggregate; (iii) made any loans or advances to any person not in excess, individually or in the aggregate, of $125,000, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business; and

(c)  For the purposes of subsections (a) and (b) of this Section 2.7 above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Debtor has reason to believe are affiliated therewith or with any Subsidiary thereof) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.8	Obligations to Related Parties

Except as set forth on Schedule 2.8, there are no obligations of the Debtor or any of its Subsidiaries to officers, directors, shareholders or employees of the Debtor or any of its Subsidiaries other than:

(a)  for payment of salary for services rendered and for bonus payments;

(b)  reimbursement for reasonable expenses incurred on behalf of the Debtor or any of its Subsidiaries;

(c)  for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Debtor); and

(d)  obligations listed in the Debtor’s financial statements.

Except as described above or set forth on Schedule 2.8, none of the officers, directors or, to the best of the Debtor’s and each Eligible Subsidiary’s knowledge, key employees or shareholders of the Debtor, any of its Subsidiaries or any members of their immediate families, are indebted to the Debtor or any of their Subsidiaries, individually or in the aggregate, in excess of $65,000 or have any direct or indirect ownership interest in any firm or corporation with which the Debtor or any of its Subsidiaries is affiliated or with which the Debtor or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Debtor or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with the Debtor or any of its Subsidiaries. Except as described above, no officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Debtor or any of its Subsidiaries and no agreements, understandings or proposed transactions are contemplated between the Debtor or any of its Subsidiaries and any such person. Except in respect of the Guarantee Agreement or as set forth on Schedule 2.8, neither the Debtor nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.9	Changes

Since October 1, 2004, except as disclosed in any Schedule to this Agreement or to any of the Debtor Agreements, there has not been:

(a)  any change in the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of the Debtor or any of its Subsidiaries, which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(b)  any resignation or termination of any officer, key employee or group of employees of the Debtor or any of its Subsidiaries;

(c)  any material change, except in the ordinary course of business, in the contingent obligations of the Debtor or any of its Subsidiaries by way of guarantee, endorsement, indemnity, warranty or otherwise;

(d)  any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)  any waiver by the Debtor or any of its Subsidiaries of a valuable right or of a material debt owed to it;

(f)  any direct or indirect material loans made by the Debtor or any of its Subsidiaries to any stockholder, employee, officer or director of the Debtor or any of its Subsidiaries, other than advances made in the ordinary course of business;

(g)  any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(h)  any declaration or payment of any dividend or other distribution of the assets of the Debtor or any of its Subsidiaries;

(i)  any labour organization activity related to the Debtor or any of its Subsidiaries;

(j)  any debt, obligation or liability incurred, assumed or guaranteed by the Debtor or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k)  any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(l)   any change in any material agreement to which the Debtor or any of its Subsidiaries is a party or by which it is bound which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

(m)  any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(n)  any arrangement or commitment by the Debtor or any of its Subsidiaries to do any of the acts described in subsections (a) through (n) of this Section 2.9.

2.10	Title to Properties and Assets; Liens, Etc.

Except as set forth on Schedule 2.10, the Debtor and each of its Subsidiaries has good and marketable title to its properties and assets, and good title to its leasehold estates, in each case subject to no security interest, hypothec, mortgage, pledge, lien, lease, encumbrance or charge, other than:

(a)  Permitted Liens;

(b)  minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Debtor or any of its Subsidiaries; and

(c)  those that have otherwise arisen in the ordinary course of business.

All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Debtor or any of its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth on Schedule 2.10, the Debtor and each of its Subsidiaries is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

2.11	Intellectual Property

(a)     The Debtor and each of its Subsidiaries owns or possesses sufficient legal rights to all Intellectual Property necessary for its business as now conducted and to the Debtor’s knowledge as presently proposed to be conducted, without any known infringement of the rights of others. Schedule 2.11 is a complete list of all registered or unregistered Intellectual Property of the Debtor. There are no outstanding options, licenses or agreements of any kind relating to such Intellectual Property of the Debtor or any of its Subsidiaries, nor is the Debtor or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products;

(b)  Neither the Debtor nor any of its Subsidiaries has received any communications alleging that the Debtor or any of its Subsidiaries has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Debtor aware of any basis therefor; and

(c)  Neither the Debtor nor any of its Subsidiaries believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Debtor or any of its Subsidiaries or any of their respective Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to the Debtor or any such Subsidiary.

2.12	Compliance with Other Instruments

Neither the Debtor nor any of its Subsidiaries is in violation or default of (x) any term of its Charter or by-laws, or (y) of any provision of any indebtedness, mortgage, indenture, contract, agreement or instrument to which it is party or by which it is bound or of any judgment, decree, order or writ, which violation or default, in the case of this clause (y), has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Security Agreement and the other Debtor Agreements will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any security interest, hypothec, mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Debtor or any of its Subsidiaries or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the Debtor or any of its Subsidiaries, its business or operations or any of its assets or properties.

2.13	Litigation

Except as set forth on Schedule 2.13, there is no action, suit, proceeding or investigation pending or, to the Debtor’s knowledge, currently threatened against the Debtor or any of its Subsidiaries that prevents the Debtor or any of its Subsidiaries from entering into this Agreement or the other Debtor Agreements, or from consummating the transactions contemplated hereby or thereby, or which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or could result in any change in the current equity ownership of the Debtor or any of its Subsidiaries, nor is the Debtor aware that there is any basis to assert any of the foregoing. Neither the Debtor nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Debtor or any of its Subsidiaries currently pending or which the Debtor or any of its Subsidiaries intends to initiate.

2.14	Tax Returns and Payments

The Debtor and each of its Subsidiaries has timely filed all tax returns (federal, state, provincial and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and all other taxes due and payable by each of the Debtor and each of its Subsidiaries on or before the Closing Date, have been paid or will be paid prior to the time they become delinquent. Except as set forth on Schedule 2.14, neither the Debtor nor any of its Subsidiaries has been advised:

(a)  that any of its returns, federal, state, provincial or other, have been or are being audited as of the date hereof; or

(b)  of any deficiency in assessment or proposed judgment to its federal, state, provincial or other taxes.

Neither the Debtor nor any of its Subsidiaries has any knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

2.15	Employees

Except as set forth on Schedule 2.15, neither the Debtor nor any of its Subsidiaries has any collective bargaining agreements with any of its employees. There is no labour union organizing activity pending or, to the Debtor’s or any Eligible Subsidiary’s knowledge, threatened with respect to the Debtor or any such Subsidiary. Except as disclosed on Schedule 2.15, neither the Debtor nor any of its Subsidiaries is a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Debtor’s knowledge, no employee of the Debtor or any of its Subsidiaries, nor any consultant with whom the Debtor or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Debtor or any of its Subsidiaries because of the nature of the business to be conducted by the Debtor or any of its Subsidiaries; and to the Debtor’s knowledge the continued employment by the Debtor and its Subsidiaries of their respective present employees, and the performance of the Debtor’s and its Subsidiaries’ contracts with its independent contractors, will not result in any such violation. Neither the Debtor nor any of its Subsidiaries is aware that any of its or any of its Subsidiaries’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Debtor or any of its Subsidiaries. Neither the Debtor nor any of its Subsidiaries has received any notice alleging that any such violation has occurred. Except for employees who have a current effective employment agreement with the Debtor or any of its Subsidiaries, no employee of the Debtor or any of its Subsidiaries has been granted the right to continued employment by the Debtor or any of its Subsidiaries or to any material compensation following termination of employment with the Debtor or any of its Subsidiaries. Except as set forth on Schedule 2.15, neither the Debtor nor any of its Subsidiaries is aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Debtor or any of its Subsidiaries, nor does the Debtor or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

2.16	Registration Rights and Voting Rights

Neither the Debtor nor any of its Subsidiaries is presently under any obligation, nor has granted any rights, to register, or file a prospectus to qualify, any of the Debtor’s or any such Subsidiary’s presently outstanding securities or any of its securities that may hereafter be issued. To the Debtor’s knowledge, no shareholder of the Debtor or any of its Subsidiaries has entered into any agreement with respect to the voting of equity securities of the Debtor or any of its Subsidiaries.

2.17	Compliance with Laws; Permits

Neither the Debtor nor any of its Subsidiaries is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or any other Debtor Agreement, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing Date, as will be filed in a timely manner. The Debtor and each of its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.18	Environmental and Safety Laws

Neither the Debtor is nor any of its Subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. Except as set forth on Schedule 2.18, no Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Debtor or any of its Subsidiaries or, to the Debtor’s knowledge, by any other person or entity on any property owned, leased or used by the Debtor or any of its Subsidiaries. For the purposes of the preceding sentence, “Hazardous Materials” shall mean:

(a)  materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, provincial, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials; and

(b)  any petroleum products or nuclear materials.

2.19	Full Disclosure

Each of the Debtor and each of its Subsidiaries has provided the Lender with all information requested by the Lender in connection with its decision to enter into the transactions contemplated by the Loan Agreement. Neither this Agreement, the other Debtor Agreements, the other Ancillary Agreements nor the exhibits and schedules hereto and thereto nor any other document delivered by the Debtor or any of its Subsidiaries to the Lender or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Any financial projections and other estimates provided to the Lender by the Debtor and its Subsidiaries were based on the Debtor’s and its Subsidiaries’ experience in the industry and on assumptions of fact and opinion as to future events which the Debtor and/or such Subsidiary, at the date of the issuance of such projections or estimates, believed to be reasonable.

2.20	Insurance

Each of the Debtor and each of its Subsidiaries has general commercial, product liability, fire and casualty insurance policies with coverages which the Debtor believes are customary for companies similarly situated to the Debtor and its Subsidiaries in the same or similar business.

2.21	Financial Statements

None of the financial statements (and the notes thereto) of the Debtor or any of its Subsidiaries, in respect of the periods reported for therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such financial statements have been prepared in accordance with generally accepted accounting principles, practices and procedures in effect from time to time in Canada (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and the cash flows of the Debtor and its Subsidiaries, on a consolidated basis, as of, and for, the periods presented in each such financial statement.

2.22	Patriot Act

The Debtor and each of its Subsidiaries certifies that, to the best of the Debtor’s knowledge, neither the Debtor nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. The Debtor hereby acknowledges that the Lender seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, the Debtor hereby represents, warrants and agrees that: (i) none of the cash or property that it or any of its Subsidiaries will pay or will contribute to the Lender has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by it or any of its Subsidiaries to the Lender, to the extent that they are within the Debtor’s or any such Subsidiary’s control shall cause the Lender to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. The Debtor shall promptly notify the Lender if any of these representations ceases to be true and accurate regarding the Debtor or any of its Subsidiaries. The Debtor agrees to provide the Lender with any additional information regarding the Debtor and each Subsidiary thereof that the Lender deems necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. The Debtor understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, the Lender may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of the Lender’s investment in the Debtor and each of its Subsidiaries. The Debtor further understands that the Lender may release confidential information about the Debtor and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if the Lender, in its sole discretion, determines that it is in the best interests of the Lender in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

SECTION 3 – REPRESENTATIONS, WARRANTIES AND COVENANTS CONCERNING THE COLLATERAL

Without limiting the generality of any representation, warranty or covenant made or given by the Debtor or any of its Subsidiaries under this Security Agreement or any of the other Debtor Agreements, the Debtor hereby represents, warrants and covenants as follows:

(a)  all of the Collateral (i) is owned by the Debtor, as the case may be, free and clear of all Liens (including any claims of infringement) except those in the Lender’s favour and other Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien;

(b)  the Debtor shall not encumber, mortgage, pledge, assign or grant any Lien in any Collateral or any of the Debtor’s other assets to anyone other than the Lender and except for Permitted Liens;

(c)  the Liens granted pursuant to this Agreement, upon completion of the filings and other actions listed on Schedule 3(c) (which, in the case of all filings and other documents referred to in said Schedule, have been delivered to the Lender in duly executed form) constitute valid perfected security interests in all of the Collateral in favour of the Lender as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and any purchasers from the Debtor and such security interest is prior to all other Liens in existence on the date hereof;

(d)  no effective security agreement, mortgage, hypothecation, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens;

(e)  the Debtor shall not dispose of any of the Collateral whether by sale, lease or otherwise except for the sale of Inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment having an aggregate fair market value of not more than $100,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to the Lender’s first priority security interest or are used to pay general corporate expenses, or (ii) following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to the Lender to be held as cash collateral for the Obligations;

(f)  the Debtor shall defend the right, title and interest of the Lender in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant the Lender “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by the Debtor, with any agreements establishing control to be in form and substance satisfactory to the Lender, (ii) the prompt (but in no event later than five (5) Business Days following the Lender’s request therefor) delivery to the Lender of all original Instruments, Chattel Paper, negotiable Documents and certificated Stock owned by the Debtor (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of the Lender’s interest in Collateral at the Lender’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve the Debtor’s and/or the Lender’s respective and several interests in the Collateral;

(g)  the Debtor shall promptly, and in any event within five (5) Business Days after the same is acquired by it, notify the Lender of any commercial tort claim (as defined in the UCC) involving an amount in excess of $140,000 acquired by it and unless otherwise consented by the Lender, the Debtor shall enter into a supplement to this Agreement granting to the Lender a Lien in such commercial tort claim;

(h)  the Debtor shall place notations upon its Books and Records and any financial statement of the Debtor to disclose the Lender’s Lien in the Collateral;

(i)  if either the Debtor retains possession of any Chattel Paper or Instrument with the Lender’s consent, upon the Lender’s request such Chattel Paper and Instruments shall be marked with the following legend: “This writing and obligations evidenced or secured hereby are subject to the security interest of Laurus Master Fund, Ltd.”;

(j)  the Debtor shall perform in a reasonable time all other steps requested by the Lender to create and maintain in the Lender’s favour a valid perfected first Lien in all Collateral subject only to Permitted Liens;

(k)  the Debtor shall notify the Lender promptly and in any event within five (5) Business Days after obtaining knowledge thereof (i) of any event or circumstance that to the Debtor’s knowledge would cause the Lender to reasonably consider any then existing Account and/or Inventory as no longer constituting an Eligible Account or Eligible Inventory, as the case may be, but only to the extent the face amount of all such Accounts and the fair market value of such Inventory exceed $350,000 in the aggregate; (ii) of any material delay in the Debtor’s performance of any of its obligations to any Account Debtor; (iii) of any assertion by any Account Debtor of any material claims, offsets or counterclaims; (iv) of any allowances, credits and/or monies granted by the Debtor to any Account Debtor (collectively, the “Allowances”), but only to the extent the aggregate Allowances exceed $140,000; (v) of all material adverse information relating to the financial condition of an Account Debtor; (vi) of any material return of goods; and (vii) of any loss, damage or destruction of any of the Collateral (collectively, the “Losses”), but only to the extent the aggregate Losses exceed $140,000;

(l)  all Eligible Accounts (i) which are billed on a construction completion basis but not payable until the project is completed, represent complete bona fide transactions which require no further act under any circumstances on the Debtor’s part to make such Accounts payable by the Account Debtors, (ii) are not subject to any present, future contingent offsets or counterclaims, and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of the Debtor. The Debtor has not made and will not make any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by the Debtor in the ordinary course of its business consistent with historical practice and as previously disclosed to the Lender in writing;

(m)  the Debtor shall keep and maintain its Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof in its reasonable judgment so that the value and operating efficiency shall at all times be maintained and preserved. The Debtor shall not permit any such items to become a Fixture to real estate or accessions to other personal property;

(n)  the Debtor shall maintain and keep all of its Books and Records concerning the Collateral at such person’s executive offices listed in Schedule 2.1;

(o)  the Debtor shall maintain and keep the tangible Collateral at the addresses listed in Schedule 2.1, provided, that the Debtor may change such locations or open a new location, provided that the Debtor provides the Lender at least thirty (30) days prior written notice of such changes or new location and (ii) prior to such change or opening of a new location where Collateral having a value of more than $140,000 will be located, the Debtor executes and delivers to the Lender such agreements as the Lender may request, including landlord agreements, mortgagee agreements and warehouse agreements, each in form and substance satisfactory to the Lender;

(p)  Schedule 3 (p) lists all banks and other financial institutions at which the Debtor maintains deposits and/or other accounts, and such Schedule correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number. The Debtor shall not establish any depository or other bank account of any with any financial institution (other than the accounts set forth on Schedule 3 (p)) without the Lender’s prior written consent; and

(q)  all Inventory manufactured by the Debtor in the United States of America shall be produced in accordance with the requirements of the Federal Fair Labour Standards Act of 1938, as amended and all rules, regulations and orders related thereto or promulgated thereunder.

SECTION 4 –- COVENANTS OF THE DEBTOR

Without limiting the generality of any covenant given by the Debtor to and in favour of the Lender in this Security Agreement or in any other Debtor Agreement, the Debtor further covenants and agrees with the Lender that so long as there shall remain outstanding any Obligations:

4.1	Payment

The Debtor will pay duly and punctually all sums of money due by it to the Lender under this Security Agreement at the times and places and in the manner provided for herein and under the Guarantee and at the times and places and in the manner provided for therein and under any other agreements forming part of the Obligations.

Any and all payments by the Debtor to the Lender under this Security Agreement shall be made free and clear of, and without deduction or withholding for any taxes, levies, imposts, deductions, charges or withholdings of whatever kind or nature.

If the Debtor shall be required by law to deduct or withhold any taxes from or in respect of any sum payable hereunder to the Lender, then:

(a)  the sum payable to the Lender shall be increased as necessary so that after making all required deductions and withholdings the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(b)  the Debtor shall make such deductions and withholdings;

(c)  the Debtor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(d)     without duplication of amounts paid under clause (a), the Debtor shall also pay to the Lender for the account of the Lender, at the time interest is paid, all additional amounts which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed.

4.2	Access to Facilities

The Debtor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender (or any successor of the Lender), upon reasonable notice and during normal business hours, at such person’s expense and accompanied by a representative of the Debtor or any such Subsidiary, as the case may be, to:

(a)  visit and inspect any of the properties of the Debtor or any such Subsidiary;

(b)  examine the corporate and financial records of the Debtor or any of its Subsidiaries (unless such examination is not permitted by federal, state or local law or by contract) and make copies thereof or extracts therefrom; and

(c)  discuss the affairs, finances and accounts of the Debtor or any of its Subsidiaries with the directors, officers and independent accountants of the Debtor or any of its Subsidiaries.

Notwithstanding the foregoing, neither the Debtor nor any of its Subsidiaries will provide any material, non-public information to the Lender unless the Lender signs a confidentiality agreement and otherwise complies with applicable securities laws should the Debtor or any of its Subsidiaries become a public issuer.

4.3	Taxes

The Debtor will, and will cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon its and its Subsidiaries’ income, profits, property or business, as the case may be; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if it and/or such Subsidiary shall have set aside on its and/or such Subsidiary’s books adequate reserves with respect thereto, and provided, further, that it will, and will cause each of its Subsidiaries to, pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

4.4	Insurance

The Debtor will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral. The Debtor will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in similar business similarly situated; and it will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner which it reasonably believes is customary for companies in similar business similarly situated and to the extent available on commercially reasonable terms. Details of all such insurance policies maintained by the Debtor are listed on Schedule 4.4. The Debtor will (jointly and severally) bear the full risk of loss from any loss of any nature whatsoever with respect to the assets pledged to the Lender as security for its obligations hereunder and under the Debtor Agreements. At its own cost and expense in amounts and with carriers reasonably acceptable to the Lender, it shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in similar businesses similar including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in similar businesses insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of the Debtor or any of its Subsidiaries either directly or through governmental authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any province or jurisdiction in which the Debtor or any of its Subsidiaries is engaged in business; and (v) furnish the Lender with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) excepting the Debtor’s and its Subsidiaries’ workers’ compensation policy, endorsements to such policies naming the Lender as “co-insured” or “additional insured” and appropriate loss payable endorsements in form and substance satisfactory to the Lender, naming the Lender as loss payee, and (z) evidence that as to the Lender the insurance coverage shall not be impaired or invalidated by any act or neglect of the Debtor or any of its Subsidiaries and the insurer will provide the Lender with at least thirty (30) days notice prior to cancellation. The Debtor and each of its Subsidiaries shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to the Lender and not to the Debtor and/or any Subsidiary thereof and the Lender jointly. If any insurance losses are paid by cheque, draft or other instrument payable to the Debtor and/or any Subsidiary thereof and the Lender jointly, the Lender may endorse the Debtor’s and/or such Subsidiary’s name thereon and do such other things as the Lender may deem advisable to reduce the same to cash. The Lender is hereby authorized to adjust and compromise claims. All loss recoveries received by the Lender upon any such insurance may be applied to the Obligations, in such order as the Lender in its sole discretion shall determine or shall otherwise be delivered to the Debtor and/or such Subsidiary thereof. Any surplus shall be paid by the Lender to the Debtor and/or such Subsidiary thereof or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Debtor and its Subsidiaries to the Lender, on demand.

4.5	Intellectual Property

The Debtor will, and will cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use Intellectual Property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

4.6	Properties

The Debtor will, and will cause each of its Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and it will, and will cause each of its Subsidiaries to, at all times comply with each provision of all leases to which it is a party or under which it occupies property if the breach of such provision could reasonably be expected to have a Material Adverse Effect.

4.7	Confidentiality

The Debtor will not, and will not permit any of its Subsidiaries to, disclose, and will not include in any public announcement, the name of the Lender, unless expressly agreed to by the Lender or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The Debtor and its Subsidiaries may disclose the Lender’s identity and the terms of this Agreement to its current and prospective debt and equity financing sources.

4.8	Required Approvals

The Debtor shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Lender, (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than the Debtor’s indebtedness to the Lender pursuant to the Guarantee Agreements and as otherwise set forth on Schedule 4.8; (ii) cancel any debt owing to it in excess of $140,000 in the aggregate during any 12 month period; (iii) assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by the Debtor for deposit or collection or similar transactions in the ordinary course of business and the Guarantee Agreement; (iv) directly or indirectly declare, pay or make any dividend or distribution on any class of its Stock or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Stock of the Debtor outstanding on the date hereof, or issue any preferred stock other than as set forth on Schedule 4.8; (v) purchase or hold beneficially any Stock or other securities or evidences of indebtedness of, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture other than the Subsidiaries in existence on the date hereof and listed in Schedule 2.3 and any new Subsidiary formed in accordance with subsection (vii) below; (vi) make or permit to exist any loans or advances to any other Person, including any partnership or joint venture, except (y) travel advances, (z) loans to the Debtor’s officers and employees not exceeding at any one time an aggregate of $12,000; (vii) create or permit to exist any Subsidiary, other than any Subsidiary in existence on the date hereof and listed in Schedule 2.3 unless such new Subsidiary is a wholly-owned Subsidiary and is designated by the Lender as either a co-borrower or guarantor under the Loan Agreement and such Subsidiary shall have entered into all such documentation required by the Lender, including, without limitation, to grant to the Lender a first priority perfected security interest in substantially all of such Subsidiary’s assets to secure the Obligations; (viii) directly or indirectly, prepay any indebtedness (other than to the Lender and in the ordinary course of business), or repurchase, redeem, retire or otherwise acquire any indebtedness (other than to the Lender and in the ordinary course of business) except to make scheduled payments of principal and interest thereof as permitted by the Lender in writing; (ix) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or Stock of any Person or permit any other Person to consolidate with or merge with it, unless (1) the Debtor is the surviving entity of such merger or consolidation, (2) no Event of Default shall exist immediately prior to and after giving effect to such merger or consolidation, (3) the Debtor shall have provided the Lender copies of all documentation relating to such merger or consolidation and (4) the Debtor shall have provided the Lender with at least thirty (30) days’ prior written notice of such merger or consolidation; (x) materially change the nature of the business in which it is presently engaged; (xi) become subject to (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Debtor’s right to perform the provisions of this Agreement or any of the other Debtor Agreements; (xii) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to the Lender except as required by GAAP or in the tax reporting treatment or except as required by law; (xiii) enter into any transaction with any employee, director or Affiliate, except in the ordinary course on arms-length terms; (xiv) bill Accounts under any name except the present name of the Debtor; or (xv) except for sale of inventory in the ordinary course of business, sell, lease, transfer or otherwise dispose of any of its properties or assets, or any of the properties or assets of its Subsidiaries (collectively, the “Permitted Asset Sale”); provided, the aggregate fair market value of all Permitted Asset Sales during any fiscal year shall not exceed $140,000.

4.9	Opinion

On the Closing Date, the Debtor will deliver to the Lender an opinion acceptable to the Lender from the Debtor’s legal counsel.

4.10	Legal Name, etc.

The Debtor will not, without providing the Lender with 30 days prior written notice, change (i) its name as it appears in the official filings in the jurisdiction of its incorporation or formation, (ii) the type of legal entity it is, (iii) its organization identification number, if any, issued by its jurisdiction of incorporation, (iv) its jurisdiction of incorporation or (v) amend its Charter, by-laws or other organizational document.

4.11	Compliance with Laws

The operation of Debtor’s business is and will continue to be in compliance in all material respects with all applicable federal, state, provincial and local laws, rules and ordinances, including to all laws, rules, regulations and orders relating to taxes, collection and remittance of all applicable goods and services and sales taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health safety and environmental matters.

4.12	Notices

The Debtor will promptly inform the Lender in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any event which could reasonable be expected to have singly or in the aggregate, a Material Adverse Effect; (ii) any change which has had, or could reasonably be expected to have, a Material Adverse Effect; (iii) any Event of Default or Default; and (iv) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which the Debtor is a party or by which the Debtor or any of the Debtor’s properties may be bound the breach of which would have a Material Adverse Effect.

4.13	Margin Stock

The Debtor will not permit any of the proceeds of any advances made to it by the Lender to be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

4.14	Financial Reporting

The Debtor will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)    as soon as available, and in any event within one hundred five (105) days after the end of each fiscal year of the Debtor, the Debtor’s audited financial statements with a report of independent certified public accountants of recognized standing selected by the Debtor and acceptable to the Lender (the “Accountants”), which annual financial statements shall include the Debtor’s balance sheet as at the end of such fiscal year and the related statements of the Debtor’s income, retained earnings and cash flows for the fiscal year then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include all Subsidiaries and Affiliates, all in reasonable detail and prepared in accordance with GAAP, together with (i) if and when available, copies of any management letters prepared by such accountants; and (ii) a certificate of the Debtor’s President, Chief Executive Officer or Chief Financial Officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b)    as soon as available and in any event within fifty (50) days after the end of each quarter, an unaudited/internal balance sheet and statements of income, retained earnings and cash flows of the Debtor as at the end of and for such quarter and for the year to date period then ended, prepared, if the Lender so requests, on a consolidating and consolidated basis to include all Subsidiaries and Affiliates, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end adjustments and accompanied by a certificate of the Debtor’s President, Chief Executive Officer or Chief Financial Officer, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto;

(c)    within thirty (30) days after the end of each month (or more frequently if the Lender so requests), agings of the Debtor’s Accounts Receivable, unaudited trial balances and their accounts payable and a calculation of the Debtor’s Accounts Receivable, Eligible Accounts, Inventory and/or Eligible Inventory, provided, however, that if the Lender shall request the foregoing information more often than as set forth in the immediately preceding clause, the Debtor shall have thirty (30) days from each such request to comply with the Lender’s demand.

4.15	Protective Disbursements - Legal Fees

If the Debtor fails to pay any amounts required to be paid by it under this Security Agreement or to observe or perform any of the covenants and obligations set forth in this Security Agreement to be observed or performed by it, the Lender may, but shall be under no obligation to, pay such amounts or observe and perform any of such covenants and obligations in any manner deemed proper by the Lender, without waiving any of its rights under this Security Agreement. No such payment or performance by the Lender shall relieve the Debtor from any default under this Security Agreement or the consequences of such default. The reasonable expenses, including the cost of any insurance, payment of taxes or other charges and legal fees and expenses on a solicitor and his own client scale, paid by the Lender in respect of the custody, preservation, use or operation of the Collateral shall be deemed advanced to the Debtor by the Lender, shall become part of the Obligations, shall bear interest at the highest rate per annum charged by the Lender on the Obligations or any part thereof and shall be secured by this Security Agreement. In addition, the Debtor shall pay all reasonable costs, claims, damages and expenses including, without limitation, legal fees and expenses on a solicitor and his own client scale, incurred by the Lender in connection with the preparation, perfection, execution, protection, enforcement of and advice with respect to this Security Agreement, the realization, disposing of, retaining, protecting or collecting of the Collateral or any part thereof and the protection and enforcement of the rights of the Lender hereunder, and all such costs and expenses shall be deemed advanced to the Debtor by the Lender, shall become part of the Obligations, shall bear interest at such highest rate per annum charged by the Lender on the Obligations or any part thereof and shall be secured by this Security Agreement.

SECTION 5 – COLLECTION OF PROCEEDS

5.1	Blocked Account Arrangements

The Debtor shall irrevocably direct all of its present and future Account Debtors and other Persons obligated to make payments constituting Collateral to make such payments directly to the lockboxes maintained by the Debtor (the “Canadian Lockboxes”) with Royal Bank of Canada (the “Canadian Lockbox Bank”) pursuant to the terms of the Blocked Accounts Agreement dated as of on or about the date hereof, or such other financial institution accepted by the Lender in writing as may be selected by the Debtor. On or prior to the Closing Date, the Debtor shall and shall cause the Canadian Lockbox Bank to enter into all such documentation acceptable to the Lender pursuant to which, among other things, the Canadian Lockbox Bank agrees to: (i) until the receipt of written notice from the Lender, sweep the Canadian Lockbox on a daily basis and deposit all cheques received therein to the Blocked Account, (ii) following receipt by the Canadian Lockbox Bank of the notice referred to in clause (i) above, sweep the Canadian Lockbox on a daily basis and deposit all cheques received therein to the Designated Account, and (iii) comply only with the instructions or other directions of the Lender concerning the Canadian Lockbox. If, notwithstanding the instructions to Account Debtors, the Debtor receives any payments, the Debtor shall, subject to Section 5.3 below, remit such payments to Company to any of the Lockboxes maintained by Company in their original form with all necessary endorsements. Until so remitted, the Debtor shall hold all such payments in trust for and as the property of the Lender and shall not commingle such payments with any of its other funds or property.

5.2	Payments to the Lender

The Debtor shall:

(a)    permit the Lender to verify the Debtor’s Accounts Receivable from time to time, but not more often than once every three months unless a Default (as defined below) has occurred and is continuing or the Lender believes that such verification is necessary to preserve or protect the Collateral, utilizing an audit control company or any other agent of the Lender;

(b)    collect and enforce payment of all Accounts Receivable and shall dispose of and receive payment for all Inventory in accordance with the terms of this Security Agreement;

(c)    receive and hold in trust for the Lender all payments on or instruments received in respect of the Collateral, all rights by way of suretyship or guarantee which the Debtor now has or may hereafter acquire to enforce payment on the Collateral and all rights in the nature of a security interest whereby the Debtor may satisfy any Collateral out of property, and all non-cash proceeds of any such collection, disposition or realization of any of the Collateral;

(d)    forthwith endorse to the Lender and forthwith deliver to it all such payments and instruments in the form received by the Debtor; and

(e)    deliver to the Lender all property in the Debtor’s possession or hereafter coming into its possession through enforcement of any such rights.

5.3	Account Debtor

The Lender may at any time on or after the occurrence of a Default (as defined below), or an event which, with the giving of notice or passage of time, or both, would constitute a Default, notify an Account Debtor under any Accounts Receivable of the assignment of the Accounts Receivable to the Lender and require such person to make payment to the Lender in respect of any of the Accounts Receivable and the Lender may hold all amounts acquired or received from any such account debtors or obligors, together with income on such amounts, as part of the Collateral and as security for the Obligations.

5.4	Financial Administration Act (Canada)

Where any of the Accounts Receivable are subject to the provisions of the Financial Administration Act (Canada), the Financial Administration Act (New Brunswick) or any similar law of any other jurisdiction, the Debtor hereby sells, assigns and transfers such Accounts Receivable absolutely to the Lender so that, upon the Lender notifying the Account Debtor and requiring such person to make payment to the Lender directly as provided in Section 5.3, the Lender shall be free to complete the formalities required to make such assignment fully enforceable.

SECTION 6 – DEFAULT

6.1	Default

The Obligations secured hereby shall become immediately due and payable in full and the security interests hereby constituted shall become enforceable in each and every of the following events (herein called a “Default”):

(a)    failure to make payment of any of the Obligations when due;

(b)    the occurrence of an “Event of Default” (as defined in the Loan Agreement);

(c)    failure by the Debtor to pay any taxes when due (to the extent such unpaid taxes for any fiscal year exceed $14,000 in the aggregate) unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the Debtor’s books;

(d)    failure to perform under, and/or committing any breach of, in any material respect, this Security Agreement or any other Debtor Agreement or any other agreement between the Debtor or any Subsidiary thereof, on the one hand, and the Lender, on the other hand, which failure or breach shall continue for a period of thirty (30) days after the occurrence thereof;

(e)    the occurrence of any event of default (or similar term) under any indebtedness in excess of $325,000 which the Debtor or any of its Subsidiaries is a party with third parties;

(f)    any representation, warranty or statement made by the Debtor hereunder, in any other Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

(g)    an attachment or levy is made upon the Debtor’s assets having an aggregate value in excess of $125,000 or a judgment is rendered against the Debtor or the Debtor’s property involving a liability of more than $325,000 which shall not have been vacated, discharged, stayed or bonded within forty (40) days from the entry thereof;

(h)    any change in the Debtor’s or any of its Subsidiaries’ condition or affairs (financial or otherwise) which in the Lender’s reasonable, good faith opinion, could reasonably be expected to have a Material Adverse Effect;

(i)    any Lien created hereunder or under any other Ancillary Agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, except for Permitted Liens;

(j)    if the Debtor ceases paying its debts as they mature, ceases or threatens to cease to carry on its business, makes an assignment for the benefit of creditors, commits any act or does any thing constituting or being an event of bankruptcy or insolvency (as defined or provided for in any applicable statute), fails to defend in good faith any action, suit or proceeding commenced against it, fails to discharge or appeal forthwith any judgment for the payment of money rendered against it, fails to pay any taxes, rates or charges when due, in consequence of which any Lien or other encumbrance, inchoate or otherwise, upon the Collateral arises or could arise thereby which is not a Permitted Lien, applies to any tribunal or similar body for the appointment or authorization of any receiver, trustee, liquidator or sequestrator or otherwise commences any proceedings relating to any substantial portion of its property under any reorganization, arrangement or readjustment of debt, dissolution, winding-up, adjustment, composition or liquidation law or statute of any jurisdiction including, without limitation, under the Companies' Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up and Restructuring Act (Canada), whether now or hereafter in effect (each of the foregoing herein referred to as a “Proceeding”);

(k)    if there is commenced against the Debtor any Proceeding and an order approving the petition or dissolution, liquidation or winding up is entered, or such Proceeding remains undismissed for a period of forty-five (45) days, any receiver, trustee, liquidator, sequestrator or similar official of or for the Debtor or any substantial portion of the property of the Debtor is appointed, the Debtor by any act indicates consent to or approval of or acquiescence in any Proceeding or the appointment of any receiver, trustee, liquidator, sequestrator or similar official of or for the Debtor or any substantial portion of the property of the Debtor or if any writ of seizure and sale, distress or similar process is levied or enforced against a substantial portion of the property and assets of the Debtor or otherwise remains undischarged or not defended or appealed forthwith;

(l)    the Debtor directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of the Debtor or any interest therein, except as permitted herein;

(m)    the occurrence of a change in the controlling ownership or a Senior Management Change of the Debtor;

(n)    the indictment or threatened indictment of the Debtor or any of its Subsidiaries or any executive officer of the Debtor or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Debtor or any of its Subsidiaries or any executive officer of the Debtor or any of its Subsidiaries pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of the Debtor or any of its Subsidiaries;

(o)    if an Event of Default (or similar term) shall occur under and as defined in any Note or in any Ancillary Agreement;

(p)    the Debtor shall breach any term or provision of any Ancillary Agreement to which it is a party which is not cured within any applicable cure or grace period;

(q)    if the Debtor or any of its Subsidiaries attempts to terminate, challenges the validity of, or its liability under any Ancillary Agreement;
(r)    if the guarantor under the New Brunswick Government Guarantee attempts to terminate, challenges the validity of, or its liability under the New Brunswick Government Guarantee;

(s)    should the Debtor, any of its Subsidiaries or the guarantor under the New Brunswick Government Guarantee default in its obligations under any Ancillary Agreement to which it is a party or if any proceeding shall be brought to challenge the validity, binding effect of any Ancillary Agreement to which it is a party or should the Debtor, any of its Subsidiaries or the guarantor under the New Brunswick Government Guarantee breach any representation, warranty or covenant contained in any Ancillary Agreement to which it is a party or should any Ancillary Agreement cease to be a valid, binding and enforceable obligation of the Debtor, any of its Subsidiaries or the guarantor under the New Brunswick Government Guarantee (to the extent such Persons are a party thereto);

(t)    a default or event of default shall have occurred under any of the Acquisition Documentation which is not cured during any applicable cure or grace period.

6.2	Demand Nature of Obligations

The Debtor agrees that the provision of defaults in Section 6.1 shall not derogate from any demand nature of the Obligations as provided in the Loan Agreement and/or the Guarantee Agreement as at any time without restriction, whether or not the Debtor has complied with the provisions of this Security Agreement or any other agreement or instrument between it and the Lender. The Debtor agrees that upon the occurrence of a Default under Section 6.1, the security interests hereby constituted shall become enforceable and the Lender shall be entitled to exercise and enforce any or all of the remedies herein provided or which may otherwise be available to the Lender by statute, at law or in equity and all amounts secured hereby shall immediately be paid to the Lender by the Debtor.

SECTION 7 – REMEDIES ON DEFAULT

If the security interests hereby constituted become enforceable, the Lender shall have, in addition to any other rights, remedies and powers which it may have at law, in equity or under the PPSA, the Civil Code of Quebec (the “CCQ”) or the Uniform Commercial Code (the “UCC” or the “Code”) (whether or not the CCQ or the Code applies to the affected Collateral) the following rights, remedies and powers:

7.1	Power of Entry

The Debtor shall forthwith upon demand assemble and deliver to the Lender possession of all of the Collateral at such place or places as may be specified by the Lender. The Lender may take such steps as it considers necessary or desirable to obtain possession of all or any part of the Collateral and, to that end, the Debtor agrees that the Lender, its servants or agents or Receiver (as hereinafter defined) may, at any time, during the day or night, enter upon lands and premises where the Collateral may be found for the purpose of taking possession of and/or removing the Collateral or any part thereof. In the event of the Lender taking possession of the Collateral, or any part thereof, the Lender shall have the right to maintain the same upon the premises on which the Collateral may then be situate. The Lender may, in a reasonable manner, take such action or do such things as to render any Equipment unusable.

7.2	Power of Sale

The Lender may sell, lease or otherwise dispose of all or any part of the Collateral, as a whole or in separate parcels, by public auction, private tender or by private contract, with or without notice, except as otherwise required by applicable law, with or without advertising and without any other formality, all of which are hereby waived by the Debtor. Such sale, lease or disposition shall be on such terms and conditions as to credit and otherwise and as to upset or reserve bid or price as to the Lender, in its sole discretion, may seem advantageous. If such sale, transfer or disposition is made on credit or part cash and part credit, the Lender need only credit against the Obligations the actual cash received at the time of the sale. Any payments made pursuant to any credit granted at the time of the sale shall be credited against the Obligations as they are received. The Lender may buy in or rescind or vary any contract for sale of all or any of the Collateral and may resell without being answerable for any loss occasioned thereby. Any such sale, lease or disposition may take place whether or not the Lender has taken possession of the Collateral. The Lender may, before any such sale, lease or disposition, perform any commercially reasonable repair, processing or preparation for disposition and the amount so paid or expended shall be deemed advanced to the Debtor by the Lender, shall become part of the Obligations, shall bear interest at the highest rate per annum charged by the Lender on the Obligations or any part thereof and shall be secured by this Security Agreement.

7.3	Validity of Sale

No person dealing with the Lender or its servants or agents shall be concerned to inquire whether the security hereby constituted has become enforceable, whether the powers which the Lender is purporting to exercise have become exercisable, whether any money remains due on the security of the Collateral, as to the necessity or expedience of the stipulations and conditions subject to which any sale, lease or disposition shall be made, otherwise as to the propriety or regularity of any sale or any other dealing by the Lender with the Collateral or to see to the application of any money paid to the Lender. In the absence of fraud on the part of such persons, such dealings shall be deemed, so far as regards the safety and protection of such person, to be within the powers hereby conferred and to be valid and effective accordingly.

7.4	Receiver-Manager

The Lender may, in addition to any other rights it may have, appoint by instrument in writing a receiver or receiver and manager (both of which are herein called a “Receiver”) of all or any part of the Collateral or may institute proceedings in any court of competent jurisdiction for the appointment of such a Receiver. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Lender has under this Security Agreement, at law or in equity. In exercising any such powers, any such Receiver shall, to the extent permitted by law, act as and for all purposes shall be deemed to be the agent of the Debtor and the Lender shall not be responsible for any act or default of any such Receiver. The Lender may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Lender. A court need not appoint, ratify the appointment by the Lender of or otherwise supervise in any manner the actions of any Receiver. Upon the Debtor receiving notice from the Lender of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of the Debtor with respect to the Collateral shall cease, unless specifically continued by the written consent of the Lender.

7.5	Carrying on Business

The Lender may carry on, or concur in the carrying on of, all or any part of the business or undertaking of the Debtor, may, to the exclusion of all others, including the Debtor, enter upon, occupy and use all or any of the premises, buildings, plant and undertaking of or occupied or used by the Debtor and may use all or any of the tools, machinery, equipment and intangibles of the Debtor for such time as the Lender sees fit, free of charge, to carry on the business of the Debtor and, if applicable, to manufacture or complete the manufacture of any Inventory and to pack and ship the finished product.

7.6	Dealing with Collateral

The Lender may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with the Collateral or any part thereof in such manner, upon such terms and conditions and at such time or times as may seem to it advisable, all of which without notice to the Debtor except as otherwise required by any applicable law. The Lender may demand, sue for and receive any Accounts Receivable with or without notice to the Debtor, give such receipts, discharges and extensions of time and make such compromises in respect of any Accounts Receivable which may, in the Lender’s absolute discretion, seem bad or doubtful. The Lender may charge on its own behalf and pay to others, sums for costs and expenses incurred including, without limitation, legal fees and expenses on a solicitor and his own client scale and Receivers’ and accounting fees, in or in connection with seizing, collecting, realizing, disposing, enforcing or otherwise dealing with the Collateral and in connection with the protection and enforcement of the rights of the Lender hereunder including, without limitation, in connection with advice with respect to any of the foregoing. The amount of such sums shall be deemed advanced to the Debtor by the Lender, shall become part of the Obligations, shall bear interest at the highest rate per annum charged by the Lender on the Obligations or any part thereof and shall be secured by this Security Agreement.

7.7	Right to Use

The Debtor hereby grants to the Lender a license or other right to use, without charge, all of the Debtor’s present and future property, whether real or personal, including, without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, services marks, and advertising matter, or any other property of any nature or of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling of any Collateral and the Debtor’s rights under all licenses and all franchise agreements shall inure to the Lender.

7.8	Retention of Collateral

Upon notice to the Debtor and subject to any obligation to dispose of any of the Collateral, as provided in the PPSA, the Lender may elect to retain all or any part of the Collateral in satisfaction of the Obligations or any of them.

7.9	Pay Encumbrances

The Lender may pay any encumbrance that may exist or be threatened against the Collateral. In addition, the Lender may borrow money required for the maintenance, preservation or protection of the Collateral or for the carrying on of the business or undertaking of the Debtor and may grant further security interests in the Collateral in priority to the security interest created hereby as security for the money so borrowed. In every such case the amounts so paid or borrowed together with costs, charges and expenses incurred in connection therewith shall be deemed to have been advanced to the Debtor by the Lender, shall become part of the Obligations, shall bear interest at the highest rate per annum charged by the Lender on the Obligations or any part thereof and shall be secured by this Security Agreement.

7.10	Application of Payments Against Obligations

Any and all payments made in respect of the Obligations from time to time and moneys realized on the Collateral may be applied to such part or parts of the Obligations as the Lender may see fit. The Lender shall, at all times and from time to time, have the right to change any appropriation as it may see fit. Any insurance moneys received by the Lender pursuant to this Security Agreement may, at the option of the Lender, be applied to rebuilding or repairing the Collateral or be applied against the Obligations in accordance with the provisions of this Section.

7.11	Set-Off

The Obligations will be paid by the Debtor without regard to any equities between the Debtor and the Lender or any right of set-off or cross-claim. Any indebtedness owing by the Lender to the Debtor may be set off and applied by the Lender against the Obligations at any time or from time to time either before or after maturity, without demand upon or notice to anyone.

7.12	Deficiency

If the proceeds of the realization of the Collateral are insufficient to repay the Lender all moneys due to them, the Debtor shall forthwith pay or cause to be paid to the Lender such deficiency.

7.13	Lender Not Liable

The Lender shall not be liable or accountable for any failure to seize, collect, realize, dispose of, enforce or otherwise deal with the Collateral, shall not be bound to institute proceedings for any such purposes or for the purpose of preserving any rights of the Lender, the Debtor or any other person, firm or corporation in respect of the Collateral and shall not be liable or responsible for any loss, cost or damage whatsoever which may arise in respect of any such failure including, without limitation, resulting from the negligence of the Lender or any of its officers, servants, agents, solicitors, attorneys, Receivers or otherwise. Neither the Lender nor its officers, servants, agents or Receivers shall be liable by reason of any entry into possession of the Collateral or any part thereof, to account as a mortgagee in possession, for anything except actual receipts, for any loss on realization, for any act or omission for which a mortgagee in possession might be liable, for any negligence in the carrying on or occupation of the business or undertaking of the Debtor as provided in Section 7.5 or for any loss, cost, damage or expense whatsoever which may arise in respect of any such actions, omissions or negligence.

7.14	Extensions of Time

The Lender may grant renewals, extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, perfect or fail to perfect any securities, release any part of the Collateral to third parties and otherwise deal or fail to deal with the Debtor, debtors of the Debtor, guarantors, sureties and others and with the Collateral and other securities as the Lender may see fit, all without prejudice to the liability of the Debtor to the Lender or the Lender’s rights and powers under this Security Agreement.

7.15	Rights in Addition

The rights and powers conferred by this Section 6 are in supplement of and in addition to and not in substitution for any other rights or powers the Lender may have from time to time under this Security Agreement or under applicable law. The Lender may proceed by way of any action, suit, remedy or other proceeding at law or in equity and no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other such remedy. Any one or more of such remedies may from time to time be exercised separately or in combination.

SECTION 8 – DEALING WITH COLLATERAL BY THE DEBTOR

8.1	Sale of Inventory

Prior to the occurrence of a Default, the Debtor may, in the ordinary course of its business and on customary trade terms, lease or sell items of Inventory, so that the purchaser thereof takes title clear of the security interest hereby created. If such sale or lease results in an Account Receivable, such Account Receivable shall be subject to the security interest hereby created.

SECTION 9 – GENERAL

9.1	Inspections and Appraisals

At all times during normal business hours, the Lender, and/or any agent of the Lender, shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of each of the Debtor’s properties and the Collateral, (b) inspect, audit and copy (or take originals if necessary) and make extracts from the Debtor’s Books and Records, including management letters prepared by independent accountants, and (c) discuss with the Debtor’s principal officers, and independent accountants, the Debtor’s business, assets, liabilities, financial condition, results of operations and business prospects. The Debtor will deliver to the Lender any instrument necessary for the Lender to obtain records from any service bureau maintaining records for the Debtor. If any internally prepared financial information, including that required under this Section is unsatisfactory in any manner to the Lender, the Lender may request that the Accountants review the same.

9.2	Security in Addition

The security hereby constituted is not in substitution for any other security for the Obligations or for any other agreement between the parties creating a security interest or hypothec in all or part of the Collateral, whether heretofore or hereafter made, and such security and such agreements shall be deemed to be continued and not affected hereby unless expressly provided to the contrary in writing and signed by the Lender and the Debtor. The taking of any action or proceedings or refraining from so doing, or any other dealing with any other security for the Obligations or any part thereof, shall not release or affect the security interest created by this Security Agreement and the taking of the security interest hereby created or any proceedings hereunder for the realization of the security interest hereby created shall not release or affect any other security held by the Lender for the repayment of or performance of the Obligations.

9.3	Waiver

Any waiver of a breach by the Debtor of any of the terms or provisions of this Security Agreement or of a Default under Section 6.1 must be in writing to be effective against and bind the Lender. No such waiver by the Lender shall extend to or be taken in any manner to affect any subsequent breach or Default or the rights of the Lender arising therefrom.

9.4	Further Assurances

The Debtor shall at all times do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all and singular every such further acts, deeds, conveyances, instruments, transfers, assignments, security agreements and assurances as the Lender may reasonably require in order to give effect to the provisions and purposes of this Security Agreement including, without limitation, in respect of the Lender’s enforcement of the security and its realization on the Collateral, and for the better granting, transferring, assigning, charging, setting over, assuring, confirming and/or perfecting the security interest of the Lender in the Collateral pursuant to this Security Agreement. The Debtor hereby constitutes and appoints any officer of the Lender at its above address, or any Receiver appointed by the Court or the Lender as provided herein, the true and lawful attorney of the Debtor irrevocably with full power of substitution to do, make and execute all such assignments, documents, acts, matters or things with the right to use the name of the Debtor whenever and wherever it may be deemed necessary or expedient. The Debtor hereby authorizes the Lender to file such proofs of claim and other documents as may be necessary or advisable in order to prove its claim in any bankruptcy, proposed winding-up or other proceeding relating to the Debtor.

Without limiting the generality of the foregoing, the Debtor:

(a)    shall, if any Accounts Receivable shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Lender hereunder such note, instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Lender;

(b)    shall execute and file such financing or continuation statements, or amendments, thereto, and such other instruments or notices, as may be necessary or desirable, or as the Lender may request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(c)    hereby authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of the Debtor, where permitted by law; and

(d)    shall furnish to the Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Lender may request, all in reasonable detail.

9.5	No Merger

Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the liability of the Debtor to make payment of or satisfy the Obligations. The acceptance of any payment or alternate security shall not constitute or create any novation and the taking of a judgment or judgments under any of the covenants herein contained shall not operate as a merger of such covenants.

9.6	Notices

Any notice or request hereunder may be given to the Debtor or the Lender at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section. Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail). Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given three (3) business days after the date when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

Notices shall be provided as follows:

If to the Lender:	Laurus Master Fund, Ltd. c/o Laurus Capital Management, L.L.C. 825 Third Avenue 14th Fl. New York, New York 10022 Attention: John E. Tucker, Esq. Telephone: (212) 541-4434 Telecopier: (212) 541-5800

With a copy to:	Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Attention: Scott J. Giordano, Esq. Telephone: (212) 407-4000 Telecopier: (212) 407-4990

And with a copy to:	Ogilvy Renault 1981 McGill College Avenue, Suite 1100 Montreal, Quebec, Canada H3A 3C1 Attention: Mtre. Arnold Cohen Telephone: (514) 847-6082 Telecopier: (514) 286-5474

If to the Debtor:	Thomas Equipment 2004 Inc. 29 Hawkins Road Centreville, New Brunswick, Canada E7K 3G4 Attention: Mr. Clifford M. Rhee Telephone: Telecopier: (506) 276-4308

With a copy to:	Lamarre Perron Lambert Vincent Place Natrel 101, boul. Roland-Therrien Bureau 480 Longueuil, Québec J4H 4B9 Attention: Mtre. Jacques Vincent Telephone: (450) 674-7574 Telecopier: (450) 674-0503

or such other address as may be designated in writing hereafter in accordance with this Section 9.6 by such Person.

9.7	Continuing Security Interest and Discharge

This Security Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until payment and performance in full of the Obligations and the termination of the Loan Agreement, notwithstanding any dealing between the Lender and the Debtor or any guarantor in respect of the Obligations or any release, exchange, non-perfection, amendment, waiver, consent or departure from or in respect of any or all of the terms or provision of any security held for the Obligations.

9.8	Governing Law

This Security Agreement shall be governed by and construed in accordance with the laws of the Province of New Brunswick and the laws of Canada applicable therein, except as required by mandatory provisions of law and except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the Province of New Brunswick.

9.9	Security Interest Effective Immediately

Neither the execution or registration of this Security Agreement nor any partial advances by the Lender shall bind the Lender to advance any other amounts pursuant to the Loan Agreement or otherwise. The parties intend the security interest created hereby to attach and take effect forthwith upon execution of this Security Agreement by the Debtor and the Debtor acknowledges that value has been given and that the Debtor has rights in the Collateral.

9.10	Provisions Reasonable

The Debtor expressly acknowledges and agrees that the provisions of this Security Agreement and, in particular, those respecting remedies and powers of the Lender against the Debtor, its business and the Collateral upon default, are commercially reasonable and not manifestly unreasonable.

9.11	Number and Gender

In this Security Agreement, words importing the singular number include the plural and vice-versa and words importing gender include all genders.

9.12	Invalidity

In the event that any term or provision of this Security Agreement shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Security Agreement shall be unaffected thereby and shall be valid and enforceable to the fullest extent permitted by law.

9.13	Power of Attorney

The Debtor hereby appoints the Lender, or any other Person whom the Lender may designate as the Debtor’s attorney, with power to: (i) endorse the Debtor’s name on any cheques, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Lender’s possession; (ii) sign the Debtor’s name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, schedules and assignments of Accounts, notices of assignment, financing statements and other public records, verifications of Account and notices to or from Account Debtors; (iii) verify the validity, amount or any other matter relating to any Account by mail, telephone, telegraph or otherwise with Account Debtors; (iv) do all things necessary to carry out this Agreement, any Debtor Agreement and all related documents; and (v) on or after the occurrence and continuation of a Default or an Event of Default, notify the post office authorities to change the address for delivery of the Debtor’s mail to an address designated by the Lender, and to receive, open and dispose of all mail addressed to the Lender. The Debtor hereby ratifies and approves all acts of the attorney. Neither the Lender, nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable so long as the Lender has a security interest and until the Obligations have been fully satisfied.

9.14	Expenses

The Debtor shall jointly and severally pay all of the Lender’s reasonable out-of-pocket costs and expenses, including reasonable fees and disbursements of in-house or outside counsel and appraisers, in connection with the preparation, execution and delivery of this Security Agreement and the other Debtor Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Security Agreement or any other Debtor Agreements. The Debtor shall pay all of the Lender’s reasonable fees, charges, out-of-pocket costs and expenses, including fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Security Agreement or the other Debtor Agreements, (b) the Lender’s obtaining performance of the Obligations under this Security Agreement and any other Debtor Agreements, including, but not limited to, the enforcement or defense of the Lender’s security interests, assignments of rights and Liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to the Lender by the Debtor or any of its Subsidiaries as Collateral for, or any other Person as security for, the Obligations hereunder and (e) any consultations in connection with any of the foregoing. The Debtor shall pay the Lender’s customary bank charges for all bank services (including wire transfers) performed or caused to be performed by the Lender for the Debtor or any of its Subsidiaries at the Debtor’s or such Subsidiary’s request or in connection with the Company’s and/or any Eligible Subsidiary’s loan account with the Lender. All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by the Debtor to the Lender shall be payable on demand and shall be secured by the Collateral. If any tax by any Governmental Authority is or may be imposed on or as a result of any transaction between the Debtor, on the one hand, and the Lender on the other hand, which the Lender is or may be required to withhold or pay, the Debtor agrees to indemnify and hold the Lender harmless in respect of such taxes, and the Debtor will repay to the Lender the amount of any such taxes which shall be charged to the Company’s and each Eligible Subsidiary’s account; and until the Company and each Eligible Subsidiary shall furnish the Lender with indemnity therefor (or supply the Lender with evidence satisfactory to it that due provision for the payment thereof has been made), the Lender may hold without interest any balance standing to the Company’s and each Eligible Subsidiary’s credit and the Lender shall retain its Liens in any and all Collateral.

9.15	Indemnity

The Debtor agrees to jointly and severally indemnify and hold the Lender, and its respective affiliates, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Security Agreement or any of the Debtor Agreements or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Security Agreement, the Debtor Agreements or any of the Ancillary Agreements or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, except to the extent that any such indemnified liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE DEBTOR OR TO ANY OTHER PARTY OR TO ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

9.16	Binding Effect

All rights of the Lender hereunder shall enure to the benefit of its successors and assigns and all obligations of the Debtor hereunder shall bind the Debtor and its administrators, legal personal representatives, successors and assigns.

9.17	Sections and Headings

The division of this Security Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

9.18	Receipt of Copy

The Debtor acknowledges receipt of an executed copy of this Security Agreement.

9.19	Assignment by the Lender

The Lender may assign any or all of the Obligations together with any or all of the security therefor to any Person which is not a competitor of the Debtor or the Company and any such transferee shall succeed to all of the Lender’s rights with respect thereto. Upon such transfer, the Lender shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee. The Lender may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between the Lender and such holder, be entitled to the same benefits as the Lender with respect to any security for the Obligations in which such holder is a participant. The Debtor agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though the Debtor was directly indebted to such holder in the amount of such participation.

9.20	Limitation of Liability

The Debtor acknowledges and understands that in order to assure repayment of the Obligations hereunder the Lender may be required to exercise any and all of the Lender’s rights and remedies hereunder and agrees that, except as limited by applicable law, neither the Lender nor any of the Lender’s agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith.

9.21	Currency

Unless otherwise indicated, all references to amounts of money in this Security Agreement shall be in Canadian Dollars.

9.22	Judgment Currency

If, for the purposes of obtaining or enforcing judgment in any court or for any other purpose hereunder or in connection herewith, it is necessary to convert a sum due hereunder in any currency into another currency, such conversion shall be carried out to the extent and in the manner provided in the Loan Agreement.

9.23	Language

The parties hereto acknowledge that they have requested and are satisfied that the foregoing, as well as all notices, actions and legal proceedings be drawn up in the English language. Les parties à cette convention reconnaissent qu’elles ont exigé que ce qui précède ainsi que tous avis, actions et procédures légales soient rédigés et exécutés en anglais et s’en déclarent satisfaites.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Debtor has duly executed this Security Agreement as of the 9th day of November, 2004.

Thomas Equipment 2004 Inc.

Per:        /s/ CLIFFORD RHEE

Name:      Clifford Rhee

Title:       President